                                                               EXHIBIT (a)(1)(G)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The U.S. Offer is made solely by the U.S. Offer to Purchase, dated October 24, 2001 and the related Letter of Transmittal and Notice of Guaranteed Delivery. The Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs or Class D Shares in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                    NOTICE OF U.S. OFFER TO PURCHASE FOR CASH
                   UP TO 19,843,658 AMERICAN DEPOSITARY SHARES
                    REPRESENTING IN THE AGGREGATE 138,905,606
                         CLASS D SHARES OF COMMON STOCK

                                       OF

                       COMPANIA ANONIMA NACIONAL TELEFONOS
                              DE VENEZUELA (CANTV)

                                       FOR

                      $30.00 PER AMERICAN DEPOSITARY SHARE
                  (EACH AMERICAN DEPOSITARY SHARE REPRESENTING
                      SEVEN CLASS D SHARES OF COMMON STOCK)

                                       BY

                       COMPANIA ANONIMA NACIONAL TELEFONOS
                              DE VENEZUELA (CANTV)


       THE U.S. OFFER IS OPEN TO ALL HOLDERS OF AMERICAN DEPOSITARY SHARES
          AND CLASS D SHARES OF COMPANIA ANONIMA NACIONAL TELEFONOS DE
                               VENEZUELA (CANTV).

     Compania Anonima Nacional Telefonos de Venezuela (the "Company" or "CANTV"), a company organized under the laws of Venezuela, is offering, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated October 24, 2001 (the "U.S. Offer to Purchase"), and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the "U.S. Offer"), to acquire for $30.00 per ADS, net to each seller in cash, less any withholding taxes and without interest thereon, an aggregate of 19,843,658 of its American Depositary Shares ("ADSs"), each ADS representing seven Class D Shares of common stock of CANTV ("Class D Shares"), properly tendered and not withdrawn prior to the expiration date of the U.S. Offer. The U.S. Offer is open to all holders of ADSs and Class D Shares. Subject to prorationing, Class D Shares tendered into the U.S. Offer by each Class D shareholder will be exchanged without expense to such shareholder for the number of ADSs to be purchased in the U.S. Offer from such Class D shareholder. Class D Shares not exchanged for ADSs will be returned to such shareholder as Class D Shares.

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     The Company is also making a contemporaneous offer in Venezuela to purchase an aggregate of 138,905,608 Class D Shares, properly tendered and not withdrawn prior to the expiration of the Venezuelan Offer (as defined below) for approximately $4.29 per Class D Share, net to each seller in cash, less any withholding taxes and without interest thereon (the "Venezuelan Offer" and, together with the U.S. Offer, the "Offers"). THE VENEZUELAN OFFER IS OPEN TO ALL HOLDERS OF CLASS D SHARES OUTSIDE THE UNITED STATES WHO ARE NOT U.S. PERSONS (AS THAT TERM IS DEFINED UNDER THE SECURITIES ACT OF 1933).

     The U.S. Offer and the Venezuelan Offer are limited, in the aggregate, to a maximum of 138,905,608 Class D Shares (or ADSs representing Class D Shares). The Company intends to treat the Offers as a single pool for proration purposes. If Class D Shares (including ADSs representing Class D Shares) representing more than 138,905,608 Class D Shares are tendered in the aggregate into the U.S. Offer and the Venezuelan Offer, a single proration factor will be computed. The number of ADSs (including ADSs for which Class D Shares have been executed) purchased in the U.S. Offer will depend on the number of ADSs and Class D Shares validly tendered in and not withdrawn from both Offers.

     The price per ADS (including ADSs for which Class D Shares have been exchanged) payable in the U.S. Offer will be the same as the price per Class D Share payable in the Venezuelan Offer when adjusted to reflect the fact that each ADS represents seven Class D Shares. If the price per Class D Share in the Venezuelan Offer is increased, the Company intends to make a corresponding increase to the price to be paid per ADS in the U.S. Offer, taking into account the number of Class D Shares represented by each ADS. If the price per ADS in the U.S. Offer is increased, the Company intends to make a corresponding increase to the price to be paid per Class D Share in the Venezuelan Offer, taking into account the number of Class D Shares represented by each ADS. The purchase price for each ADS pursuant to the U.S. Offer is payable in U.S. dollars. Under no circumstances will interest be paid on the purchase price for the tendered ADSs and Class D Shares, regardless of any delay in making payment thereof or any extension of the expiration date.

                     --------------------------------------
             THE U.S. OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON
                      NOVEMBER 23, 2001, UNLESS EXTENDED.
                     --------------------------------------

     The purpose of the Offers is to provide the shareholders and ADS holders of CANTV with an alternative to the tender offers being made by AES Comunicaciones de Venezuela, C.A., a company jointly owned by The AES Corporation and Corporacion EDC, C.A., in Venezuela and the United States to purchase, in aggregate, 43.2% of the outstanding shares of the Company for a purchase price of approximately $3.43 per share and $24.00 per ADS, respectively. The Company believes that its Offers will enable its shareholders and ADS holders to realize immediate value for the Class D Shares and ADSs.

     The Company's obligation to accept ADSs (including ADSs for which Class D Shares have been exchanged) for purchase under the U.S. Offer is conditioned upon, among

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

other things, the shareholders of CANTV approving the U.S. Offer and the Venezuelan Offer at the extraordinary meeting of CANTV shareholders to be held on October 24, 2001. The U.S. Offer is also subject to other conditions set forth in the U.S. Offer to Purchase.

     Tendering holders of ADSs and Class D Shares who are the record holders of such securities and who tender such securities in the U.S. Offer will not have to pay brokerage fees or similar expenses. If tendering holders own their ADSs or Class D Shares through a broker or other nominee, their broker or nominee may charge them a fee for tendering such securities, and the Company will not be responsible for paying that fee.

     The term "expiration date" means with respect to the U.S. Offer 5:00 p.m., New York City time, on November 23, 2001, unless the Company extends the period of time for which the U.S. Offer is open, in which case the term "expiration date" means the latest time and date on which the U.S. Offer, as so extended, expires. The Venezuelan Offer is also scheduled to expire on November 23, 2001 at 5:00 p.m., New York City time. The Company intends to cause the U.S. Offer and the Venezuelan Offer to expire at the same time and date.

     The Offers are being made, in the aggregate, for up to 138,905,608 Class D Shares (the "Maximum Amount"), including ADSs representing Class D Shares. For purposes of the Maximum Amount, the Company will count all Class D Shares (or ADSs representing Class D Shares) tendered into the U.S. Offer and into the Venezuelan Offer. As a result, the total number of ADSs (including ADSs for which Class D Shares are exchanged) that will be accepted for payment in the U.S. Offer will be dependent on the number of ADSs and Class D Shares tendered into both Offers. If more than 138,905,608 Class D Shares (or ADSs representing Class D Shares) are tendered, in the aggregate, into the U.S. Offer and the Venezuelan Offer, then fewer than all such tendered Class D Shares (including ADSs representing Class D Shares) will be accepted for payment. In such event, the Company will accept for payment, in the aggregate in the Offers, 138,905,608 Class D Shares (including ADSs representing Class D Shares) on a pro rata basis among all such Class D Shares (including ADSs representing Class D Shares) validly tendered into and not withdrawn from both Offers, with adjustments to avoid purchases of fractional Class D Shares or ADSs. If proration of tendered ADSs is required, because of the difficulty of determining the number of ADSs validly tendered and not withdrawn, the Company does not expect to be able to announce the final results of such proration until at least five business days after the expiration date of the Offers. Preliminary results of such proration will be announced by press release as promptly as practicable after the expiration date of the Offers.

     In order for ADSs and Class D Shares to be validly tendered pursuant to the U.S. Offer (a)(1) the Letter of Transmittal, properly completed and duly executed, together with any signature guarantees (or, in the case of book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase and (2) the ADRs or Class D share certificates representing the ADSs or Class D Shares being tendered must be received by the U.S. Receiving Agent or such ADRs for the ADSs must be tendered pursuant to the procedure for book-entry transfer and book-entry confirmation must be received by the U.S. Receiving Agent, in each case, prior to the expiration

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

date, or (b) the tendering ADS holder or Class D shareholder must comply with the guaranteed delivery procedures.

     Upon the terms and subject to the conditions of the U.S. Offer, the Company will accept for payment and pay for ADSs (including ADSs for which Class D Shares have been exchanged) validly tendered and not withdrawn by the expiration date of the U.S. Offer, as soon as practicable after the later of (a) the expiration date of the U.S. Offer and (b) the satisfaction or waiver of all the conditions to the U.S. Offer. In addition, the Company reserves the right, in its sole discretion and subject to applicable law, to delay the acceptance for payment of or the payment for ADSs and Class D Shares in order to comply in whole or in part with any applicable law.

     In all cases, payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of ADRs for such ADSs (or of a confirmation of a book-entry transfer of such ADSs into the U.S. Receiving Agent's account at the Book-Entry Transfer Facility) or certificates for Class D Shares, a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu of Letter of Transmittal and all other required documents. If proration is required, the Company will not pay for any ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer until the final proration factor is known. Accordingly, payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer until the final proration factor is known. Accordingly, payment for ADSs (including ADSs for which Class D Shares have been exchanged) may be delayed in the event of proration due to the difficulty of determining the number of ADSs and Class D Shares validly tendered in both Offers.

     The Company shall be deemed to have accepted for payment tendered ADSs (including ADSs for which Class D Shares have been exchanged) when, as and if the Company shall give oral or written notice to the U.S. Receiving Agent of its acceptance of the tender of such ADSs and Class D Shares. Payment for ADSs (including ADSs for which Class D Shares have been exchanged) accepted for payment pursuant to the U.S. Offer will be made by depositing the purchase price with the U.S. Receiving Agent, which will act as agent for the tendering ADS holders and Class D shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering ADS holders and Class D shareholders.

     Tenders of ADSs and Class D Shares made pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration date of the U.S. Offer. Thereafter, tenders of ADSs and Class D Shares are irrevocable, except that ADSs and Class D Shares may be withdrawn after December 20, 2001 unless theretofore accepted for payment as provided in the U.S. Offer to Purchase. If the Company extends the period of time during which the U.S. Offer is open, is delayed in accepting for payment or paying for the ADSs (including ADSs for which Class D Shares have been exchanged) or is unable to accept for payment or pay for the ADSs (including ADSs for which Class D Shares have been exchanged) pursuant to the U.S. Offer for any reason then, without prejudice to its rights under the U.S. Offer, the U.S. Receiving Agent may, on the Company's behalf, retain all ADSs and Class D Shares tendered and such ADSs and Class D

Shares may not be withdrawn except as otherwise provided in the section of the U.S. Offer to Purchase captioned "Withdrawal Rights".

     For a withdrawal of ADSs or the Class D Shares tendered in the U.S. Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase and must specify the name of the person who tendered the ADSs or the Class D Shares to be withdrawn, the number of ADSs or the Class D Shares to be withdrawn and the name of the registered holder of ADSs or the Class D Shares, if different from that of the person who tendered such ADSs or the Class D Shares. If the ADSs or the Class D Shares to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with (except in the case of ADSs tendered by an Eligible Institution (as defined in the U.S. Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such ADSs or the Class D Shares. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs or Class D Shares tendered by share certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs representing the ADSs or share certificates representing the Class D Shares to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the U.S. Offer to Purchase) to be credited with the withdrawn ADSs. A withdrawal may not be rescinded, and ADSs and Class D Shares withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn ADSs and Class D Shares may be retendered by again following one of the procedures described in the section of the U.S. Offer to Purchase captioned "Procedure for Tendering in the U.S. Offer; Valid Tender" at any time prior to the expiration date of the U.S. Offer.

     All questions as to the form and validly (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the U.S. Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give such notification.

     Subject to applicable law, the Company reserves the right, at any time or from time to time, in its sole discretion: (a) regardless of whether or not any of the conditions to the U.S. Offer shall have been satisfied, to extend for any reason the period of time during which the U.S. Offer remains open, and to amend the U.S. Offer in any respect by giving oral or written notice of such extension or amendment to the U.S. Receiving Agent followed as promptly as practicable by public announcement thereof, (b) in the event any of the conditions to the U.S. Offer shall not have been satisfied and so long as the ADSs (including ADSs for which Class D Shares have been exchanged) have not theretofore been accepted for payment, to delay acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) or to terminate the U.S. Offer and not accept for payment or pay for ADSs (including ADSs for which Class D Shares have been exchanged) and (c) to waive any condition to the U.S. Offer. There can be no assurance that the Company will exercise its right to extend or amend the U.S. Offer. The reservation by the Company of the right to delay acceptance for payment of or payment for ADSs (including ADSs for which Class D Shares have been exchanged) is subject to applicable law, which requires that the Company pay the consideration

                                        5

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offered or return the ADSs and Class D Shares deposited by or on behalf of ADS holders and Class D shareholders promptly after the termination or withdrawal of the U.S. Offer.

     Any extension, termination or amendment of the U.S. Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the U.S. Offer, the Company will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any tendered shares are not purchased pursuant to the U.S. Offer for any reason, or if ADRs or Class D share certificates submitted for more shares than are tendered, such unpurchased or untendered shares will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

     The receipt of cash for ADSs (including ADSs for which Class D Shares were exchanged) pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes with respect to each holder. The character of the payment as an amount realized on a sale or exchange or as a dividend will depend on all the facts and circumstances, including the extent that the holder reduces its ownership interest in the Company as a result of the Offers. A holder of ADSs or Class D Shares should consult with its tax advisors as to the particular tax consequences of the U.S. Offer to it, including the applicability and effect of any state, local, federal or foreign income and other tax law consequences of the U.S. Offer.

     The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, and set forth in the U.S. Offer to Purchase is incorporated herein by reference.

     THE U.S. OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

     Questions and requests for assistance, or for copies of the U.S. Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other U.S. offer documents may be directed to the Information Agent at the telephone numbers and address listed below. Holders of ADSs and Class D Shares may also contact their brokers, dealers, commercial banks and trust companies or other nominees for assistance concerning the U.S. Offer. Copies of the foregoing will be furnished at the Company's expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Information Agent for soliciting tenders of ADSs or Class D Shares pursuant to the U.S. Offer.

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                  The Information Agent for the U.S. Offer is:

                   GEORGESON SHAREHOLDERS COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
           Banks and Brokers Call: +1 (212) 440-9800 (COLLECT OUTSIDE THE U.S.)
                All Others Call:(800) 223-2064 (TOLL-FREE IN THE U.S.)




October 25, 2001

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